Exhibit 99

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

John W. Spelich, (949) 471-7710

john.spelich@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

GATEWAY REPORTS SECOND QUARTER 2005 RESULTS

•	Q2 net profit was $17.2 million, or $0.05 per share, on revenue of $873 million

•	First GAAP profit from operations after 13 consecutive quarters of GAAP net losses; fourth consecutive quarter of non-GAAP profit

•	Sequential U.S. market share growth, according to initial IDC and NPD data

•	SG&A down significantly year-over-year

Irvine, Calif., August 15, 2005 – Gateway, Inc. (NYSE: GTW) today reported results for its second quarter ended June 30, 2005.

The company recorded a second quarter net profit of $17.2 million, or 5 cents per share, compared with a loss of $5 million, or 1 cent per share in the prior quarter, and a net loss of $339 million, or 91 cents per share a year earlier. The company recorded restructuring, transformation and integration costs of $1 million in the second quarter of 2005, compared with $8 million in the first quarter and $289 million in the second quarter of 2004.

Revenue amounted to $873 million, compared with $838 million in the first quarter and $838 million a year earlier. The results do not include approximately $25 million of products forecasted to be received by the end of the quarter, but which were still in transit as of June 30, 2005.

Gateway Reports Second Quarter 2005 Results	Page 2

“While we had to contend with gross margin pressure in all our major business units in the second quarter due to competitive pressures, our performance shows we remain on track toward our long-term growth goals and that we continue to make important strides through our highly scalable, low-overhead model,” said Wayne Inouye, president and chief executive officer. “While we have much work to do, we continue to believe we have a model of operational efficiency and customer intimacy that is a winner over the long term.”

In the second quarter, Gateway’s operating income included $15.1 million of benefits related to an April 2005 marketing, development and settlement agreement with Microsoft Corp. As part of the agreement, Gateway is required to use a substantial majority of the proceeds to fund various marketing and promotional initiatives, including advertising, sales training and consulting, as well as the research, development, and testing of new Gateway products that run Microsoft products. Consistent with these requirements, Gateway made $15.1 million of qualifying expenditures in the second quarter, including $8.6 million in sales discounts, incentives and promotions related to cost of goods sold and $6.5 million in marketing outlays related to selling, general and administrative expense.

In order to properly communicate to shareholders the terms of this complex agreement, Gateway consulted with its outside advisors including an independent valuation firm, and received guidance from the U.S. Securities and Exchange Commission’s Office of the Chief Accountant. The result was a consensus that the Gateway-Microsoft agreement contains both marketing and development as well as historical legal components. However, the relative fair value of each of these components could not be comprehensively determined, and the benefit is therefore reflected as a reduction of operating expenses under the line item “Microsoft Benefit” within operating income. After considering such advice and guidance, Gateway determined to recognize benefits under the Microsoft agreement upon the later of funding received or qualified program expenditures.

“Gateway will enjoy the financial benefits of this agreement the next few years, and we believe it provides us with additional resources to expand our market, reduce our cost structure, and further drive customer opportunities in our highly competitive market,” Inouye said.

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Gateway Reports Second Quarter 2005 Results	Page 3

Financial Performance

The company sold 1,009,000 PC units in the second quarter, up 7 percent sequentially, and up 27 percent year-over-year. The sequential increase in unit sales is primarily due to market share gains in the company’s Retail business unit, based on initial IDC and NPD data.

In the notebook area, one of the company’s key growth objectives, units grew approximately 20 percent sequentially and 62 percent year-over-year. Notebook growth resulted in an increase in U.S. portable market share both sequentially and year-over-year, based on initial IDC and NPD data.

The Retail segment delivered revenue of $490 million, with PC units of 750,000. Sequentially, Retail revenue was up 3 percent and PC units increased 4 percent, despite seasonality, which typically entails somewhat lower unit sales in the second quarter versus the first quarter. Initial IDC and NPD data indicate that Gateway continued to gain Retail market share in the second quarter, reflecting increases in both the desktop and notebook categories. With July’s announcement of a deal to sell PCs through 875 Staples stores in the U.S., Gateway and eMachines systems are now sold in more than 7,000 retail locations in the U.S. and Canada.

The Direct sales segment delivered revenue of $111 million, with PC units of 48,000. Sequentially, Direct sales revenue decreased 26 percent and PC units decreased 37 percent. The sequential decrease in Direct Sales revenue and PC units is a result of reduced seasonal demand and market share loss due, in part, to more limited lower price offerings to minimize conflicts with our retail partners in the low-end of the PC market.

The Professional segment delivered revenue of $272 million, with PC units of 211,000. Sequentially, Professional revenue increased 29 percent and PC units increased 43 percent. The sequential increases generally reflect positive seasonal buying patterns in the education and government sectors, although federal government purchasing exhibited softness in the second quarter as compared to historical second quarter levels. During the quarter, the Professional segment announced a number of key wins, including the University of Arizona as well as increased penetration within key existing accounts such as the United States Navy and Air Force and the Los Angeles Unified School District.

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Gateway Reports Second Quarter 2005 Results	Page 4

Gateway also received a significant win from the state of California, as part of the state’s Strategic Sourcing Initiative. The company was awarded a two-year agreement with three optional one-year extensions to supply our products to the California state government across three major categories — desktops, notebooks and displays.

Total non-PC revenue, which includes sales of software and peripherals, services and accessories in addition to consumer electronics (CE) products, was up 6 percent sequentially and down 9 percent year-over-year. The sequential increase is due to an increased focus on services and software and peripheral sales in the Professional and Direct businesses. The year-over-year decrease is due to lower CE revenue, largely associated with the Gateway retail store closure in April and the completion of excess CE inventory sales primarily in the second and third quarters of 2004. Non-PC sales represented 19 percent of total revenue in the second quarter, which compares with 19 percent in the first quarter and 22 percent a year earlier.

Gross margin contribution from non-PC products and services represented 73 percent of the gross margin dollars in the second quarter, compared to 73 percent in the prior quarter and 75 percent a year earlier.

Gross margin percentage for the second quarter was 10.0 percent, compared with 9.6 percent in the prior quarter and 1.9 percent in the second quarter of 2004 (which included 7.3 percent of restructuring, transformation and integration costs).

SG&A expense was $85 million in the second quarter (including $1 million in restructuring, transformation and integration costs) compared to $88 million (including $8 million in restructuring, transformation and integration costs) in the prior quarter, and $354 million (including $228 million in restructuring, transformation and integration costs) a year earlier.

SG&A expense as a percentage of revenue was 9.7 percent compared to 10.5 percent in the prior quarter and 42.2 percent a year earlier. On a non-GAAP operational basis — excluding restructuring, transformation and integration costs — SG&A as a percent of revenue was 9.6 percent in the second quarter, compared to 9.6 percent in the first quarter and 15.0 percent a year earlier.

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Gateway Reports Second Quarter 2005 Results	Page 5

Restructuring, transformation and integration costs

With $1 million of restructuring, transformation and integration costs in the second quarter, all of the previously announced restructuring, transformation and integration expenses have now been largely incurred. The cash outlays associated with these restructuring, transformation and integration plans were $9 million in the second quarter, leaving approximately $10 million of remaining restructuring-related cash outlays, net of anticipated cash generated from the sale of company-owned assets.

Cash and marketable securities

Gateway ended the quarter with $567 million in cash and marketable securities. The compares with $528 million at the end of the first quarter of 2005, which incorporated a reduction of $55 million related to restricted cash. Cash and marketable securities increased $39 million during the second quarter, primarily due to refinancing of $51 million in letters of credit, guarantees and controlled accounts under the G.E. revolving credit facility that previously had been secured by cash and restricted cash accounts. At quarter’s end, Gateway also had $50 million of outstanding cash borrowings under the G.E. credit facility.

Full-year Guidance

Gateway is changing its full-year revenue guidance to $3.9 billion to $4.00 billion, from $4.0 billion to $4.25 billion. With regard to the earnings outlook, due to unanticipated delays in the resolution of settlements with the U.S. Internal Revenue Service and a number of state tax authorities, Gateway is now projecting a $0.02 per share tax expense, reflecting accrued interest. The company also expects another $0.02 per share impact on EPS as a result of gross margin pressures in several of its business segments, as well as increases in component cost pressures. As a result, full-year GAAP earnings per share guidance is being revised down to 11 to 13 cents from 15 to 17 cents. The company expects full-year EPS before restructuring, transformation and integration costs to be between 13 and 15 cents, down from its previous guidance of 17 to 19 cents.

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Gateway Reports Second Quarter 2005 Results	Page 6

Conference call information

Gateway will host a conference call for analysts on Monday, August 15 at 5:30 pm EDT/2:30 pm PDT, which will be accessible via live audio webcast at http://www.gateway.com.

About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. After acquiring eMachines in early 2004, Gateway is now the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com for more information.

Certain non-GAAP financial information

This press release contains certain non-GAAP financial information, including disclosure of the portion of the company’s SG&A, gross margins and results of operations relating to, or affected by, certain restructuring, transformation and integration expenses. This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. This non-GAAP financial information is used by management and management believes it is useful to investors to analyze the company’s baseline performance before charges and expenses that are considered by management to be outside of Gateway’s core operating results, notwithstanding the fact that such restructuring, transformation and integration expenses may be recurring. This non-GAAP information is among the primary indicators management uses as a basis for evaluating Gateway’s financial performance as well as for forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for reported results determined in accordance with GAAP.

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and

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Gateway Reports Second Quarter 2005 Results	Page 7

objectives of management for future operations; the extent of seasonal changes in demand; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Gateway, Inc.

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,			Six months ended June 30,
	2005		2004	2005	2004
Net sales	$873,112		$837,592	$1,710,893	$1,705,975
Cost of goods sold	785,698		821,534	1,543,114	1,581,588

Gross profit	87,414		16,058	167,779	124,387
Selling, general, and administrative expenses	84,863		353,549	172,989	649,573
Microsoft benefit	15,069		—	15,069	—

Operating income (loss)	17,620		(337,491)	9,859	(525,186)
Other income, net	2,786		1,700	4,600	7,867

Income (loss) before income taxes	20,406		(335,791)	14,459	(517,319)
Benefit (provision) for income taxes	(3,218)		—	(2,457)	12,785

Net income (loss)	17,188		(335,791)	12,002	(504,534)
Preferred stock dividends and accretion	—		(2,790)	—	(5,579)

Net income (loss) attributable to common stockholders	$17,188		$(338,581)	$12,002	$(510,113)

Net income (loss) per share:
Basic	$0.05		$(0.91)	$0.03	$(1.44)

Diluted	$0.05	(1)	$(0.91)	$0.03	$(1.44)

Weighted average shares outstanding:
Basic	371,198		372,436	371,174	353,918

Diluted	406,568		372,436	372,190	353,918

(1)	Net income (loss) per share excludes $1.3 million of interest expense related to Gateway’s senior convertible notes for purposes of calculating diluted earnings per share.

Gateway, Inc.

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	June 30, 2005	December 31, 2004
ASSETS:
Current assets:
Cash and cash equivalents	$374,512	$327,793
Marketable securities	192,318	260,537
Accounts receivable, net	324,200	342,121
Inventory	241,389	196,324
Other	322,971	217,663

Total current assets	1,455,390	1,344,438
Property, plant, and equipment, net	64,545	102,657
Intangibles, net	91,541	95,392
Goodwill	155,619	155,619
Other assets	21,772	73,681

	$1,788,867	$1,771,787

LIABILITIES AND EQUITY:
Current liabilities:
Notes payable	$50,000	$50,000
Accounts payable	650,170	532,329
Accrued liabilities	195,225	271,912
Accrued royalties	54,219	41,796
Other current liabilities	211,720	226,615

Total current liabilities	1,161,334	1,122,652
Long-term debt	300,000	300,000
Other long-term liabilities	73,300	104,098

Total liabilities	1,534,634	1,526,750
Stockholders’ equity	254,233	245,037

	$1,788,867	$1,771,787

2

Gateway, Inc.

Analysis of Consolidated Condensed Statement of Operations

For the three months ended March 31, 2005

(in thousands, except per share amounts)

(unaudited)

	Results of Operations	Restructuring Charges (1)	Transformation Expenses (1)	Results of Operations, net of Restructuring Charges and Transformation Expenses (1)
Net sales	$837,781	$—	$—	$837,781
Cost of goods sold	757,416	—	—	757,416

Gross profit	80,365	—	—	80,365
Selling, general, and administrative expenses	88,126	7,586 (2)	494 (3)	80,046

Operating income (loss)	(7,761)	(7,586)	(494)	319
Other income, net	1,814	—	—	1,814

Income (loss) before income taxes	(5,947)	(7,586)	(494)	2,133
Benefit for income taxes	(760)	—	—	(760)

Net income (loss)	$(5,187)	$(7,586)	$(494)	$2,893

Net income (loss) per share	$(0.01)	$(0.02)	$(0.00)	$0.01	(4)

(1)	This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.

(2)	Represents costs related to the closure of facilities and accelerated depreciation, and the severance of employees.

(3)	Represents outsourcing transition costs and other expenses related to the Company’s integration following the acquisition of eMachines in the first quarter of 2004.

(4)	Based on diluted weighted average shares outstanding for the period of 408,111.

Gateway, Inc.

Analysis of Consolidated Condensed Statement of Operations

For the three months ended June 30, 2004

(in thousands, except per share amounts)

(unaudited)

	Results of Operations	Restructuring Charges (1)	Transformation and Integration Expenses (1)	Results of Operations, net of Restructuring Charges, Transformation and Integration Expenses (1)
Net sales	$837,592	$—	$—	$837,592
Cost of goods sold	821,534	58,320 (2)	2,837 (4)	760,377

Gross profit	16,058	(58,320)	(2,837)	77,215
Selling, general, and administrative expenses	353,549	202,790 (3)	25,367 (4)	125,392

Operating loss	(337,491)	(261,110)	(28,204)	(48,177)
Other income, net	1,700	—	—	1,700

Loss before income taxes	(335,791)	(261,110)	(28,204)	(46,477)
Provision for income taxes	—	—	—	—

Net loss	$(335,791)	$(261,110)	$(28,204)	$(46,477)
Preferred stock dividends and accretion	(2,790)	—	—	(2,790)

Net loss attributable to common stockholders	$(338,581)	$(261,110)	$(28,204)	$(49,267)

Net loss per share	$(0.91)	$(0.70)	$(0.08)	$(0.13)

(1)	This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.

(2)	Represents the write-down of inventory resulting from the closure of our stores and a further write-down of an asset classified as held for sale in a previous restructuring.

(3)	Represents costs associated with the lease obligations, net of recoveries and other costs associated with the retail stores closed during the quarter, the write-down of capital assets, severance related costs and contract termination fees.

(4)	Represents redundant costs associated with the reintegration of previously outsourced activities and other expenses related to the Company’s integration following the acquisition of eMachines in the first quarter.